EXHIBIT 10.1

RES-CARE, INC.
10140 LINN STATION ROAD
LOUISVILLE, KENTUCKY 40223

April 10, 2007

Mr. Ronald G. Geary

603 Flat Rock Road

Louisville, Kentucky 40245

Re:                             Amendment to Agreement

Dear Ron:

This letter is in reference to that certain Agreement dated April 24, 2006, between Res-Care, Inc. and you (the “Agreement”).  Any capitalized terms not otherwise specifically defined in this letter shall have the meanings given to them in the Agreement.

The Corporate Governance and Nominating Committee of the Company’s Board of Directors has nominated Geary as a candidate for election as a Class III director of the Company at the Company’s meeting of shareholders to be held in June 2007 (the “2007 Annual Meeting”).  All of the provisions of this amendment shall be expressly contingent upon the election by the Company’s shareholders of Geary to serve as a Class III director of the Company commencing immediately after the 2007 Annual Meeting.  If Geary is not so elected, this amendment shall be of no force and effect.

Subject to such election, the Board of Directors of the Company, by Resolution dated February 28, 2007, will extend the appointment of Geary as a non-executive Chairman of the Board of the Company for an additional one-year period commencing at the conclusion of the 2007 Annual Meeting, and Geary agrees to serve in such capacity for such additional one-year period, upon the terms and conditions set forth in the Agreement, as amended herein.

The Company and Geary agree that Geary’s duties as non-executive Chairman of the Board of the Company during such additional one-year period shall continue to be as set forth in Exhibit A attached to the Agreement.  The Company and Geary further agree that Geary’s compensation and benefits for his service as non-executive Chairman of the Board of the Company during such additional one-year period shall be the same as Geary’s compensation and benefits applicable to the original one-year period of the Agreement, all as provided in Section 3 of the Agreement.  Geary acknowledges that the Company performed its obligations in paragraphs (a) and (i) and the first two (2) sentences of paragraph (e) of Section 3 of the Agreement, and that the Company has no further obligations under those provisions.

Except as otherwise provided herein, the Agreement shall remain unamended and in full force and effect.

If the foregoing amendment to the Agreement is acceptable to you, please execute both originals of this letter agreement and return one of the executed originals to me.

Sincerely,

RES-CARE, INC.

On behalf of its Board of Directors,

	By:	/S/ Robert E. Hallagan
Robert E. Hallagan
Director and Chairman,
Executive Compensation Committee

Agreed to this
16th day of April, 2007:

/S/ Ronald G. Geary
Ronald G. Geary